Exhibit 2.1FINAL EXECUTION VERSION

Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[**]") in this exhibit.

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this "Agreement"), dated as of November 19, 2019 (the “Execution Date”), between Circle K Stores Inc., a Texas corporation ("Circle K"), and CrossAmerica Partners LP, a Delaware limited partnership ("CrossAmerica").  Circle K and CrossAmerica are together referred to herein as the "Parties".

RECITALS

A.Circle K (i) owns or leases the 45 dealer-operated convenience stores and related Assets (as hereinafter defined) at the locations set forth on Exhibit A hereto (the "Properties"), in each case, either directly or indirectly through a direct or indirect wholly owned subsidiary or commonly owned affiliate of Circle K (and for purposes of this Agreement, each such subsidiary or affiliate is included within the definition of "Circle K" to the extent necessary to effect the transactions contemplated hereby) and (ii) supplies branded and unbranded motor fuel pursuant to fuel supply contracts to (a) the Dealers (as defined below) in respect of the Properties and (b) 387 Dealers in respect of  the convenience store locations set forth on Exhibit B hereto (such locations, the “Dealer Properties”).

B.CrossAmerica owns 17,500 outstanding Units (as defined in the Partnership Agreement (as hereinafter defined)) of CST Fuel Supply LP, a Delaware limited partnership (“CST Fuel Supply”) (the “CST Fuel Supply Units”).

C.In connection with the transactions contemplated by that Securities Purchase Agreement (the “SPA”), to be entered into on the date hereof, by and among CST Brands, LLC (“Seller”), CST GP, LLC, CST Brands Holdings, LLC, the subsidiaries of Seller set forth on the signature pages thereto, Lehigh Gas GP Holdings LLC (the “GP Buyer”), Dunne Manning CAP Holdings II LLC (the “IDR Buyer”) and Dunne Manning CAP Holdings I LLC (the “LP Buyer” and collectively with the GP Buyer and the IDR Buyer, the “Buyers”), and as a condition to the Seller’s and Buyers’ willingness to consummate the transactions contemplated thereby, Circle K desires to sell, assign and deliver all of the Properties and related Assets to CrossAmerica in exchange for the CST Fuel Supply Units, in each case upon the terms and subject to the conditions set forth in this Agreement.

D. (i) The Conflicts Committee (the "Conflicts Committee") of the board of directors of the general partner of CrossAmerica (the "Board of Directors"), based on the belief of the members of the Conflicts Committee that the consummation of the transactions contemplated hereby (excluding, for the avoidance of doubt, the transactions contemplated by the SPA) on the terms and conditions set forth in this Agreement is in the best interests of CrossAmerica, approved the transactions contemplated hereby, and such approval constituted Special Approval for purposes of the First Amended and Restated Agreement of Limited Partnership of CrossAmerica, as amended, (ii) the Conflicts Committee recommended that the Board of Directors approve the transactions contemplated hereby hereby (excluding, for the avoidance of doubt, the transactions contemplated by the SPA) and (iii) subsequently, the Board of Directors approved the transactions contemplated hereby (excluding, for the avoidance of doubt, the transactions contemplated by the SPA).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE  1

Exchange of Assets for Units;

Assumption of Certain Liabilities

1.1.Exchange of Circle K Assets.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Circle K agrees to assign, transfer, convey and deliver to CrossAmerica (or a designated subsidiary of CrossAmerica), all of Circle K's right, title and interest in and to all of the following assets (collectively, the "Assets"), free and clear of all Liens (other than Permitted Liens):

(a)Owned Real Property.  Fee simple title to all land and other real property and related improvements owned by Circle K at the Properties, including Circle K's interest in any right-of-way or easement over any adjoining property and any right, title and interest of Circle K in and to adjacent streets, alleys or rights-of-way, all of which are listed by commonly known address as "Fee" properties on Exhibit A hereto (the "Fee Properties").

(b)Leased Real Property.  Circle K's leasehold interest in all land and other real property and related improvements leased by Circle K at the Properties, all of which are listed by commonly known address as "Lease" properties on Exhibit A hereto (the "Leased Properties").

(c)Improvements.  All buildings, canopies and other improvements located on the Properties, together with all permanently attached machinery, fixtures and heating, plumbing, electrical, lighting, ventilating and air-conditioning equipment owned by Circle K and affixed to or located on the Properties (the "Improvements").

(d)Equipment.  All tangible personal property owned by Circle K and located on the Properties, including, without limitation, all furniture, fixtures, shelving, display racks, walk-in boxes, furnishings, signage, fuel dispensing equipment, automated teller machines (ATMs, if owned), security systems, registers, telephone systems, office equipment, credit card systems, credit card invoice printers and electronic point of sale devices, parts, tools, supplies and other items of equipment of any nature whatsoever (collectively, the "Equipment").  The Equipment shall include all fuel storage tanks, fill holes and fill hole covers and tops, pipelines, vapor lines, pumps, hoses, Stage I and Stage II vapor recovery equipment, containment devices, monitoring equipment, cathodic protection systems and other elements associated with any of the foregoing or other systems (the "UST Systems") located at the Properties and owned by Circle K.

(e)Dealer Agreements.  All of Circle K’s rights under those site leases or subleases, fuel supply agreements or other contracts by which Circle K has any obligation to lease or sublease any Property to any dealer, commission agent, sub-jobber or other wholesale customer listed on Exhibit A or Exhibit B hereto (as the case may be, a “Dealer”), and/or to sell any branded or unbranded motor fuel to any Dealer, or pursuant to which any Dealer has any right to purchase any branded or unbranded motor fuel from Circle K (collectively, the "Dealer Agreements"). The rights under the Dealer Agreements assigned to CrossAmerica pursuant to this Agreement shall include all related incentive agreements and all collateral and related rights securing the Dealers' obligations under the Dealer Agreements including, without limitation, any cash deposits, letters of credit, guarantees, security agreements, loan agreements, promissory notes, pledges of certificates of deposit, mortgages, UCC financing statements and filings and other collateral related instruments and documents.

(f)Other Contracts.  All of Circle K's rights under (i) the lease agreements under which Circle K leases the Leased Properties, (ii) any tenant leases or other contracts by which any third party leases or operates any portion of a Property (such as, for example, a quick service restaurant franchise agreement or sublease) and (iii) any other contracts used primarily in or necessary for the operation of one or more particular Properties (collectively with the Dealer Agreements, the "Assumed Contracts").

(g)Fuel Inventory at Commission Sites.  All gasoline, diesel fuel, kerosene and other petroleum based motor fuels owned by Circle K and stored in the UST Systems at any of the locations operated by a Dealer that is an independent commission marketer (the "Fuel Inventory").

(h)Assignable Permits.  All assignable Permits (as hereinafter defined) owned or held by Circle K and applicable to the Properties or other Assets.

(h)Records.  All real estate records, environmental reports, UST System registrations and reports and other books and records of Circle K (or abstracts therefrom) to the extent relating to the Properties, the Dealer Properties or other Assets (collectively, the “Records”).

(i)Goodwill and other Intangible Assets.  All goodwill and other intangible assets associated with the Assets including any warranties and other claims against third persons associated with the Improvements, Equipment and other Assets (other than to the extent expressly included in the Excluded Assets) (collectively, the “Goodwill and Other Intangible Assets”).

Exhibit C hereto sets forth the agreed upon value (the "Allocated Value") for each individual Property and Dealer Property, respectively, and Assets related thereto for purposes of the exchange contemplated by this Agreement.

1.2.Excluded Assets.

Circle K shall assign, transfer, convey and deliver only the Assets described above and shall not assign, transfer, convey or deliver (and shall retain) all other assets of Circle K, to the extent not primarily associated with the Properties or other Assets (collectively, the "Excluded Assets").  The Excluded Assets shall include, without limitation:

(a)all rights or obligations under all Contracts other than the Assumed Contracts;

(b)any post-Closing environmental reimbursements from any governmental reimbursement fund for environmental cleanup or remediation expenses incurred and paid for by Circle K with respect to a Property before the Closing (and after the Closing with respect to the Environmental Liabilities (as defined in the ERA referred to below) retained by Circle K pursuant to the ERA);

(c)all brand names of Circle K or its affiliates, and all associated trademarks, trademark rights, service marks, service mark rights, tradenames, tradename rights, logos and associated intellectual property rights; and

(d)all corporate records, Tax Returns and other books and records that are not expressly included in the Assets pursuant to Section 1.1(g).

1.3.Assumption of Certain Liabilities by CrossAmerica.

(a)Upon the terms and subject to the conditions set forth in this Agreement, effective upon the Closing Date, CrossAmerica agrees to assume only the following liabilities and obligations of Circle K (collectively, the “Assumed Liabilities”):

(i)all liabilities and obligations under the Assumed Contracts assumed by CrossAmerica on the Closing Date, but only to the extent that such obligations (i) are required pursuant to such Assumed Contracts to be performed after the Closing Date and (ii) do not arise from or relate to any breach by Circle K of any such Assumed Contracts or any event, circumstance or condition occurring or existing prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Assumed Contracts;

(ii)all Environmental Liabilities and other obligations relating to the UST Systems or the environmental condition of the Properties except for those Environmental Liabilities for which Circle K is responsible pursuant to the ERA; and

(iii)all liabilities and obligations arising out of or based upon CrossAmerica’s ownership and operation of the Assets from and after the Closing Date (including, without limitation, any property taxes or other taxes or assessments relating to the Assets for the portion of any taxable period on or after the Closing Date).

(b)CrossAmerica shall assume only the liabilities expressly described in Section 1.3(a). All other obligations, debts, taxes, operating expenses, rent, utilities and other liabilities of Circle K of any kind, character or description, whether accrued, absolute, contingent or otherwise, whether associated with the Properties or other Assets or otherwise, shall not be assumed by CrossAmerica and shall be retained by Circle K (collectively, the “Excluded Liabilities”).

1.4.Exchange of Units of CST Fuel Supply.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and in exchange for the Assets, CrossAmerica agrees to assign, transfer, convey and deliver to Circle K, all of CrossAmerica's right, title and interest in and to the CST Fuel Supply Units, free and clear of all Liens.

1.5.Actions by Subsidiaries and Affiliates.

Certain of the Assets may be owned indirectly through one or more direct or indirect wholly owned subsidiaries or commonly owned affiliates of Circle K.  Circle K agrees to cause its subsidiaries and affiliates to take all actions necessary to assign, transfer, convey and deliver the Assets owned by such subsidiaries and affiliates at the Closing in accordance with the requirements of this Agreement (including, without limitation, the authorization, execution and delivery of documents to be delivered by Circle K pursuant to Section 2.4).  In addition, (a) Circle K may designate one or more of its direct or indirect wholly owned subsidiaries or commonly owned affiliates to accept the CST Fuel Supply Units at the Closing, and (b) CrossAmerica may designate one or more of its direct or indirect wholly owned subsidiaries to accept the Assets and assume the Assumed Liabilities at the Closing. However, notwithstanding the foregoing or anything else herein to the contrary, each Party shall remain primarily responsible for its obligations hereunder (including, without limitation, its indemnification obligations set forth in Article 7).

ARTICLE  2

Closing; Prorations; Etc.

2.1.Removal of Properties or Dealer Agreements Prior to Closing.

(a)Removal of Properties. If any of the following occurs with respect to a Property before the Closing:

(i)any material title Objections referred to in Section 3.2(c) cannot be released or corrected in a commercially reasonable manner that is mutually acceptable to the Parties;

(ii)the Parties reasonably conclude that the environmental or other condition of the Property or its UST System materially impairs the value of the Property or would materially hinder its operation as a convenience store with retail fuel operations;

(iii)the Property suffers material damage or destruction or Circle K receives notice of a planned condemnation of a material part of the Property;

(iv)the Dealer Agreement relating to such Property cannot be assigned to CrossAmerica at the Closing, in accordance with the terms thereof, for any reason

(including, without limitation, the failure to obtain a consent required for the assignment thereof); or

(v)the Diligence Report relating to the Property prepared pursuant to Section 3.6 hereof discloses any matter that would constitute a material exception to the representations and warranties set forth in Article 4 without regard to any materiality or Material Adverse Effect qualifiers set forth in such representations and warranties (and for purposes of this clause (iv): (x) any matter disclosed in the Diligence Report for a Property shall constitute an "exception" to the applicable representations and warranties set forth in Article 4; and (y) any such exception shall be deemed "material" if the applicable matter materially impairs the value of the Property or would materially hinder its operation as a convenience store with retail fuel operations);

then, in any such event, CrossAmerica may elect, in its sole discretion, to remove each applicable Property (and the other Assets relating primarily to such Property) from this transaction by written notice to Circle K.

(b)Substitution Sites or Payment of Allocated Value for a Property. If a Property is removed pursuant to Section 2.1(a), then if Circle K believes in good faith that it owns or leases, as applicable, a comparable substitute property that meets the criteria below, the Parties will negotiate in good faith to mutually agree to substitute such Property with another convenience store property that is comparable to the removed Property. A property shall be considered "comparable" for purposes of this Section 2.1 if (i) Circle K has the same type of interest in such property as the removed Property (i.e., a fee site for a fee site, or a leased site for a leased site) and (ii) such property (A) is located in the same general geography, is operated in the same general manner (i.e., company-operated or lessee-dealer operated) and (B) has the same or better Allocated Value as that attributed to the removed Property, as set forth in Exhibit C.  In the event of any substitution of a Property in accordance with this Section 2.1(b), Exhibit A and Exhibit C shall be amended accordingly.  If the Parties do not mutually agree to substitute another convenience store property comparable to the removed Property, then, in lieu of a substitution of another comparable property pursuant to this Section 2.1(b), Circle K shall pay to CrossAmerica an amount in cash equal to the Allocated Value of the Property removed, as set forth in Exhibit C, which amount shall be paid to CrossAmerica at Closing pursuant to Section 2.4(a)(ix).

(c)Removal of Dealer Agreements in Respect of Dealer Properties.  In the event that the Dealer Agreement relating to a Dealer Property cannot be assigned to CrossAmerica at the Closing, in accordance with the terms thereof, for any reason (including, without limitation, the failure to obtain any consent required for such assignment thereof), then CrossAmerica may elect, in its sole discretion, to remove each such Dealer Agreement from this transaction by written notice to Circle K, and Exhibits B and C shall be updated accordingly to reflect such removal.

(i)If the aggregate Allocated Value of all Dealer Properties in respect of Dealer Agreements removed pursuant to this Section 2.1(c) (the “Aggregate Value”) is less than $[**], then Exhibits B and C shall be updated accordingly to reflect such removal, with no further changes to the Assets to be transferred or payments to be made pursuant to this Agreement.

(ii)If the Aggregate Value is greater than $[**], but less than $[**], then Circle K shall pay to CrossAmerica, at the Closing, an amount in cash equal to the amount by which the Aggregate Value exceeds $[**], pursuant to Section 2.4(a)(ix).

(iii)If the Aggregate Value is greater than $[**], then Circle K shall pay to CrossAmerica, at the Closing, an amount in cash equal to [**]% of the amount by which the Aggregate Value exceeds $[**], pursuant to Section 2.4(a)(ix).

2.2.Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place (a) at the offices of the Title Company or, if the Parties so agree, remotely by the electronic exchange of documents and signatures, on the third business day after the last to be satisfied or waived of the conditions set forth in Article 8 hereof has been satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Parties may mutually agree.  The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date".

2.3.Closing Matters.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)Each Party shall deliver to the other Party the deeds, assignments, bills of sale and other closing documents provided for in Section 2.4 below.

(b)Each Party shall deliver to the other Party the aggregate net amount of all taxes, expenses and other amounts prorated or credited to such Party pursuant to Section 2.5, Section 2.6 or Section 3.7, by wire transfer of immediately available funds in such amount, through the escrow account established by the Title Company, to an account or accounts to be designated in writing by the other Party.

(c)Each Party shall deliver to the other Party such other documents, certificates, instruments and writings required to be delivered pursuant to Article 8 or otherwise required pursuant to this Agreement.

2.4.Closing Deliveries.

(a)Circle K's Closing Deliveries.  At the Closing, Circle K shall deliver the following:

(i)Fee Properties. Circle K shall deliver to CrossAmerica and the Title Company a duly executed and acknowledged special/limited warranty deed (a "Deed") for each Fee Property, in the form required by the law where each such Property is located and otherwise in form and substance reasonably satisfactory to the Parties.

(ii)Leased Properties.  Circle K shall deliver to CrossAmerica and the Title Company an executed Assignment and Assumption of Lease in substantially the form attached hereto as Schedule 2.4(a)(ii) (a "Lease Assignment") for each lease agreement whereby Circle K leases each Leased Property, together with consents to assignment executed by the applicable landlords (if required by the terms of the applicable leases) in form and substance reasonably satisfactory to the Parties.

(iii)Landlord Estoppel Certificates. Circle K shall deliver to CrossAmerica the Landlord Estoppel Certificates required to be obtained pursuant to Section 6.6(a) and any other Landlord Estoppel Certificates obtained by Circle K, each dated not earlier than sixty (60) days prior to the Closing Date.

(iv)Equipment, Etc.  Circle K shall deliver to CrossAmerica such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to CrossAmerica, as shall be effective to vest in CrossAmerica all of Circle K's right, title and interest in and to the Equipment and other Assets.  A satisfactory form of the bill of sale is attached hereto as Schedule 2.4(a)(iv) (the "Bill of Sale").

(v)Assumed Contracts.  Circle K shall deliver to CrossAmerica an executed Assignment and Assumption of Contracts in substantially the form attached hereto as Schedule 2.4(a)(v) (a "Contract Assignment") for the Dealer Agreements and other Assumed Contracts, together with a consent to assignment executed by the applicable counterparty to each such Contract (if required by the terms of the applicable Contract) in form and substance reasonably satisfactory to the Parties.

(vi)Lien Releases. Circle K shall deliver to CrossAmerica effective releases of any Liens on the Properties and Assets (except Permitted Liens), in form and substance reasonably satisfactory to CrossAmerica.

(vii)Authority Documents. Circle K shall deliver to CrossAmerica and the Title Company a current certificate of good standing or qualification of Circle K and each of its affiliates that is assigning any Assets at the Closing, in each case issued by the Secretaries of State of their states of organization and of any other state in which any of the Properties is located.  Circle K shall also deliver to CrossAmerica a certificate of Circle K's secretary certifying as to its constituent charter documents and any corporate proceedings relating to the authorization, execution and delivery of this Agreement.

(viii)Closing Certificate.  Circle K shall deliver to CrossAmerica a certificate duly executed by an authorized officer of Circle K, dated as of the Closing Date, in substantially the form attached hereto as Schedule 2.4(a)(viii).

(ix)Wire Transfer. Circle K shall pay to CrossAmerica, by wire transfer of immediately available funds to such bank account or accounts as designated in writing by CrossAmerica, any amount payable pursuant to Sections 2.1(b) or Section 2.1(c)(ii) hereof, if and to the extent applicable.

(x)Form W-9. Circle K shall deliver to CrossAmerica a properly executed IRS Form W-9.

(xi)Miscellaneous.  Circle K shall deliver to CrossAmerica and the Title Company such vendor's affidavits, non-foreign seller affidavits, "gap" affidavits, owner affidavits, transfer and sales disclosure forms and other documents required or reasonably requested by CrossAmerica or the Title Company in order to consummate and make effective the transactions contemplated by this Agreement, in each case in form and substance reasonably satisfactory to CrossAmerica and the Title Company.

(b)CrossAmerica's Closing Deliveries.  At the Closing, CrossAmerica shall deliver the following:

(i)Assignment of Units. CrossAmerica shall deliver to Circle K a duly executed Assignment of Units in substantially the form attached hereto as Schedule 2.4(b)(i).

(ii)Payment for Fuel Inventory. CrossAmerica shall pay to Circle K the aggregate value of the Fuel Inventory.  For this purpose, the value of the Fuel Inventory at each location shall be the last price paid by Circle K for each grade and type of fuel for the last delivery to the applicable location prior to the Closing Date, plus standard transportation charges applicable to the delivery of fuel from the applicable terminal to the location and all applicable federal, state and local taxes.  Circle K shall take and record measurements of all of the Fuel Inventory at each location at approximately 7:00 AM, local time, on the Closing Date (net of water, sludge, dirt, sand and other foreign substances) by stick gauges, TLS 350 or Auto Stick electronic measurement device, and calculate the value of the Fuel Inventory based on those measurements.

(iii)Lease Assignments and Contract Assignments.  CrossAmerica shall deliver to Circle K a duly executed counterpart of each Lease Assignment and Contract Assignment.

(iv)Assumption of Assumed Liabilities. CrossAmerica shall deliver to Circle K a written undertaking, in substantially the form attached to the Bill of Sale, whereby CrossAmerica shall assume the Assumed Liabilities at the Closing.

(v)Authority Documents.  CrossAmerica shall deliver to Circle K a current certificate of good standing issued by the Secretary of State of the State of Delaware.  CrossAmerica shall also deliver to Circle K a certificate of the secretary of CrossAmerica's general partner as to its constituent charter documents and any partnership proceedings relating to the authorization, execution and delivery of this Agreement.

(vi)Closing Certificate.  CrossAmerica shall deliver to Circle K a certificate duly executed by an authorized officer of CrossAmerica, dated as of the Closing Date, in substantially the form attached hereto as Schedule 2.4(b)(vi).

(vii)Form W-9. CrossAmerica shall deliver to Circle K a properly executed IRS Form W-9.

(viii)Miscellaneous. CrossAmerica shall deliver to Circle K and the Title Company such other documents required or reasonably requested by Circle K or the Title Company in order to consummate and make effective the transactions contemplated by this Agreement, in each case in form and substance reasonably satisfactory to Circle K and the Title Company.

2.5.Closing Costs.

Circle K shall pay for the cost of all title commitments and title insurance policies (subject to the following sentence) with respect to the Properties and other Assets to be transferred by it hereunder, as well as all recording fees and any other fees payable in connection with the transfer of such Properties and other Assets to CrossAmerica hereunder.  CrossAmerica shall pay for any additional fees or expenses of the Title Company to issue any extended coverage with respect to the Properties to be assigned to it hereunder, the costs of any title endorsements requested by CrossAmerica and any lender coverage with respect to Properties to be assigned to it hereunder.  Each Party shall pay 50% of any transfer taxes, excise taxes or other similar taxes payable in connection with the transfer of the Properties and 50% of the costs charged by the Title Company for escrow services.  Except as provided above, each Party will bear its own fees, costs and expenses associated with the transactions contemplated hereby, including attorneys' fees, appraisal, brokerage, consulting and/or due diligence costs, and any other related fees and expenses.

2.6.Prorations and Adjustments.

The following expenses relating to the Properties shall be prorated between the Parties except to the extent that any of expenses are the responsibility of any tenant under an Assumed Contract (collectively, the “Proration Amounts”):

(a)Real Estate Taxes.  Circle K shall be responsible for (i) any delinquent real estate taxes (and penalties and interest thereon, if any) payable with respect to the Properties for all calendar years prior to the calendar year in which the Closing occurs; (ii) all installments of real estate taxes with respect to the Properties payable during the calendar year in which the Closing occurs (notwithstanding that such taxes may not be payable until after the Closing Date); and (iii) its pro rata portion of the real estate taxes assessed with respect to the Properties during the calendar year in which the Closing occurs (based upon the number of days in such calendar year prior to and including the Closing Date).  CrossAmerica shall be responsible for its pro rata portion of the real estate taxes assessed with respect to the Properties for the period following the Closing and becoming a Lien during the calendar year in which the Closing occurs as shall be allocable to CrossAmerica by proration (based upon the number of days remaining in such calendar year after the Closing Date).  The present tax rates and assessed values or, if such rates and values have not been set at the Closing Date, 105% of the preceding year's tax rates and assessed values, shall be used for the purposes of this Section 2.6(a).  CrossAmerica shall receive a credit at Closing for any taxes that are the responsibility of Circle K, but which are not yet due and payable, and CrossAmerica shall be responsible for the actual payment of such taxes, but only to the extent of such credit.

(b)Other Assessments.  Circle K shall be responsible for all assessments for improvements to a Property first due and payable at any time prior to or on the Closing Date, and CrossAmerica shall be responsible for all assessments for improvements first due and payable after the Closing Date.

(c)Utility Charges.  All telephone, electricity and other utility charges paid or payable with respect to the Properties shall be prorated as of the Closing Date.  For any such metered utilities, the Parties shall ensure that all meters are read on the Closing Date and accordingly switched over to CrossAmerica's account as of such date.

(d)Security Deposits, Charges Under Leases, Etc.  At the Closing, CrossAmerica shall reimburse Circle K for all refundable security deposits paid by Circle K pursuant to any applicable Assumed Contracts and refundable any utility or other deposits paid by Circle K, and such deposits shall be assigned to CrossAmerica.  Similarly, CrossAmerica shall receive a credit at the Closing for all refundable security or other deposits paid to Circle K pursuant to any applicable Assumed Contracts and by tenants occupying the Properties.  All amounts paid or payable by or to Circle K pursuant to any applicable Assumed Contracts and by any tenants occupying the Properties under leases or otherwise including, without limitation, rental (including percentage rent or prepaid rent), taxes (including contributions by lessees to real estate taxes), common area charges, maintenance charges, utilities charges, business taxes, merchants' association and advertising fees and occupancy costs shall be prorated as of the Closing Date.

(e)Accounts Payable.  All accounts payable at a Property with respect to the period prior to the Closing Date shall be paid by Circle K (including all invoices that are not received until after the Closing Date).

(f)Accounts Receivable.  All payments made with respect to the credit card receipts and accounts receivable of Circle K arising out of the sale of inventory at any of the Properties prior to the Closing Date shall be paid to Circle K, and CrossAmerica shall pay over to Circle K any such amounts it may receive promptly following its receipt thereof.  Similarly, all payments made with respect to accounts receivable of CrossAmerica arising out of its operation of any of the Properties after the Closing Date shall be paid to CrossAmerica, and Circle K shall pay over to CrossAmerica any such amounts it may receive promptly following its receipt thereof.

(g)Unit Distributions.  CrossAmerica shall be entitled to its pro rata portion of all distributions made on the CST Fuel Supply Units pursuant to the Partnership Agreement paid after the Closing Date but attributable to any periods prior to the Closing Date and Circle K shall pay over to CrossAmerica any such amounts it may receive promptly following its receipt thereof.

Not less than three, and not more than five business days prior to the Closing, Circle K will prepare and deliver to CrossAmerica a written statement setting forth Circle K’s good faith estimates of the Proration Amounts, and each Party shall reasonably cooperate with the other Party to determine the Proration Amounts based on the latest available information. At the Closing, the Parties shall make such payment as is determined to be due and owing with respect to such

Proration Amounts. As soon as practicable after the actual Proration Amounts are available, but in any event within 90 days after the Closing Date, the Parties shall make any necessary adjustments based on such information and pay over to the other Party the amount of any such adjustment that may be due and owing by such party.  If necessary, further adjustments shall be made on the six-month and twelve-month anniversaries of the Closing Date, until all adjustments and allocations have been finally completed.

2.7.Tax Allocation; Tax Cooperation.

(a)Tax Allocation.  At or prior to the Closing, the Parties shall agree upon an allocation of the fair value of the various categories of Assets for tax reporting purposes in compliance with applicable tax laws.  At or prior to the Closing, the Parties shall agree regarding the fair market values of the real property assets and will segregate those Properties that Circle K reasonably identifies as qualifying for a like-kind exchange under Section 1031 of the Code into one exchange group within the meaning of Treas. Reg. § 1.1031(j)-1(b)(2).  Each Party agrees that it shall report for federal, state, local and all other tax purposes in a manner consistent with such allocation and that it shall not take any position inconsistent with such allocation in connection with any examination, claim, action or other proceeding by or against any taxing authority or for any other purpose, in each case unless otherwise required by applicable law.

(b)Cooperation.  After the Closing Date, the Party responsible for filing any applicable tax return with respect to the Properties or the transactions contemplated hereby shall be responsible hereunder to timely file the applicable tax return and pay all taxes due thereon (subject to the prorations provided for herein and the indemnification provisions set forth in Article 7 hereof).  The Parties shall make available to the other, as reasonably requested, and to any governmental or taxing authority, all information, records or documents relating to taxes for all periods prior to or including the Closing Date.  After the Closing Date, the Parties shall reasonably cooperate in good faith, as and to the extent reasonably requested by the other, in connection with the filing of tax returns and any audit, litigation, appeal, hearing, or other proceeding with respect to taxes.  Such cooperation shall include providing the information, records, and documents described above and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.  Each Party shall bear its own expenses in complying with the foregoing provisions (subject to the prorations provided for herein and the indemnification provisions set forth in Article 7 hereof).

ARTICLE  3

Due Diligence Review of Properties;

Title Insurance; Environmental Liabilities; Etc.

3.1.Due Diligence Review.

Between the date hereof and the Closing Date, Circle K shall provide CrossAmerica and its employees, accountants, consultants, legal counsel, agents and other authorized representatives reasonable access during regular business hours and upon reasonable notice to the Properties, Assumed Contracts, books and records and other Assets for the purpose of conducting such review of the Assets as CrossAmerica may reasonably desire, and shall furnish CrossAmerica with such information as CrossAmerica may from time to time reasonably require with respect to the Assets; provided, that CrossAmerica shall be permitted to perform environmental assessments of the Properties only as set forth in the ERA.  Circle K shall cause its officers and employees to assist in conducting such reviews and shall cause its counsel, accountants, consultants and other non-employee representatives to be reasonably available for such purposes.

3.2.Title Insurance.

(a)Promptly after the date of this Agreement, Circle K shall post to the online datasite for this transaction (the "Datasite") or otherwise make available to CrossAmerica:

(i)commitments for ALTA owner's or lessee's policies of title insurance (the "Title Commitments") covering all of the Properties and issued by Chicago Title Insurance Company (the "Title Company"), in which the Title Company shall commit to insure fee simple title (or, in the case of the Leased Properties, leasehold interest) to the Properties in the name of CrossAmerica (or its designated subsidiary) in an amount equal to the Allocated Value of each Property set forth on Exhibit C hereto, pursuant to title insurance policies to be issued at the Closing (the "Title Policies"); and

(ii)any existing surveys of the Properties that are currently in Circle K’s possession or control (the "Surveys").

(b)The Properties shall be conveyed hereunder subject only to the following:

(i)The Lien for real property taxes or assessments for the current year provided the same are not due and payable prior to or as of the Closing Date;

(ii)those matters disclosed in the Title Commitments and Surveys that are accepted, waived or otherwise not objected to by CrossAmerica in accordance with this Section 3.2(c); and

(iii)the applicable Assumed Contracts.

(c)From time to time prior to the Closing Date, CrossAmerica may notify Circle K of any exceptions set forth in the Title Commitments, or any facts shown on the Surveys, which in CrossAmerica’s good faith judgment materially and adversely affect the title or use of any Property to be assigned to it as a convenience store with retail fuel operations (collectively, "Objections").  Circle K shall use commercially reasonable efforts to cause any Objections to be released and corrected in a manner reasonably satisfactory to the Parties prior to the Closing Date.  The foregoing notwithstanding, Circle K shall be obligated to cure, remove and cancel of record, on or before the Closing Date, all mortgages, mechanic's and materialmen's Liens, and other monetary Liens and encumbrances against the Properties (other than Liens for real estate taxes and assessments that are not yet due and payable) (collectively, "Monetary Liens"); provided, that Circle K shall not be obligated to cure, remove or cancel any Monetary Liens incurred by any Dealer.

3.3.Other Lien Searches.

Between the date hereof and the Closing Date, Circle K shall order and post to the Datasite such state and local UCC searches, tax liens searches, judgment lien searches and other searches with respect to the Properties as the Parties may deem appropriate in connection with the transactions contemplated hereby.  The costs of such searches shall be shared by the Parties equally.

3.4.Environmental Responsibility Agreement.

Simultaneously with the execution and delivery of this Agreement, the Parties are entering into an Environmental Responsibility Agreement, dated as of the date hereof (as amended from time to time, the "ERA"), relating to certain environmental and occupational health and safety matters related to the Properties.  As more fully set forth in the ERA, between the date hereof and the Closing Date, Circle K shall post to the Datasite or otherwise make available all material books and records relating to the environmental condition of the Properties and shall have the Site Assessments, as defined in the ERA, performed.

3.5.Inspection of Material Items of Equipment.

(a)Between the date hereof and the Closing Date, CrossAmerica may, at its own expense, physically inspect the Properties at a time mutually agreed upon by the Parties, to confirm, among other things, that Material Items of Equipment are in working order.  The term "Material Items of Equipment" shall mean such material items of equipment that are normally and customarily required to operate each Property, including HVAC systems, point of sale equipment, dispensers, walk in coolers, cooking equipment (if applicable), canopies, and price signs.  Prior to the Closing Date, Circle K shall maintain and generally repair the Material Items of Equipment in their current condition consistent with past practice, but shall have no obligation to make any extraordinary repairs or to replace any equipment prior to the Closing; provided, that on the Closing Date, the Material Items of Equipment shall be in operating condition.

(b)Notwithstanding the foregoing or anything else herein to the contrary (including, without limitation, Sections 4.4 or 4.6)), Circle K makes no representation, warranty or covenant that any of the Equipment at any of the Properties is or shall be in compliance with applicable payment card industry (PCI) data security standards or any related applicable laws or regulations or the EMV standards of any credit card issuer or processor.

3.6.Diligence Report.

No later than 45 business days after the date hereof, Circle K shall deliver to CrossAmerica a report (a "Diligence Report") signed by an officer of Circle K who is overseeing the due diligence review of the Properties summarizing (i) any material issues affecting any of the Properties of the types described in Section 2.1, (ii) any Baseline Condition (as defined in the ERA) at any of the Properties and (iii) any exceptions to the representations and warranties made herein with respect to the Properties that were discovered in the course of such due diligence review. If a Property is not removed from the transaction pursuant to Section 2.1 as a result of information in the Diligence Report, then immediately upon the Closing Date, the information in the Diligence Report (to the extent such information, in the aggregate, provided CrossAmerica with the right to remove the Property from the transaction pursuant to Section 2.1), shall be deemed to have modified the representations and warranties contained herein accordingly, and CrossAmerica shall be deemed to have irrevocably waived any right to indemnification under Article 7 with respect to such information; provided, that this Section 3.6 shall not affect in any manner whatsoever CrossAmerica’s right to indemnification under Article 7 with respect to any other information in the Diligence Report or the allocation of responsibility for Baseline Condition set forth in the ERA or any other provisions of the ERA (including, without limitation, the indemnification provisions of the ERA).

3.7.Casualty or Condemnation.

(a)Casualty.  If any Property suffers material damage or destruction between the date hereof and its Closing Date, Circle K shall: (i) repair or make adequate provision for the repair of the subject Property before the Closing Date; or (ii) credit to CrossAmerica at the Closing an agreed upon amount to represent the reduction in the value of the affected Property caused by the casualty (including the value of the related Improvements).  If Circle K elects to credit CrossAmerica pursuant to clause (ii) above, but the Parties are unable to agree upon the credit amount prior to the Closing Date, the amount will be established after the Closing Date by an independent appraisal performed by an experienced and licensed insurance adjuster located in the state where the affected Property is located, and thereafter promptly paid by Circle K to CrossAmerica.  Such insurance adjuster will be selected by mutual agreement of the Parties or, failing their agreement, by an adjuster selected by each of the adjusters selected by the Parties.

(b) Condemnation.  If between the date hereof and the Closing Date, Circle K receives notice of a planned or threatened condemnation of all or part of a Property, and the Property is not removed from this transaction pursuant to Section 2.1, CrossAmerica shall accept the applicable Property without any valuation adjustment.  However, upon the Closing, Circle K shall assign to CrossAmerica all of Circle K’s right, title and interest in any award that may be payable on account of the condemnation.

ARTICLE  4

Representations and Warranties of Circle K

Circle K hereby represents and warrants to CrossAmerica (a) in the case of Section 4.1, Section 4.2(a)(i), Section 4.2(b) and Section 4.9 below, as of the date hereof and as of the Closing Date, and (b) in all other cases, as of the Closing Date and except as set forth in the Diligence Report, as follows:

4.1.Organization and Authority.

Circle K (including each subsidiary of Circle K that owns any Assets) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own the Properties and other Assets and to carry on its business as now being conducted, to enter into this Agreement and the ERA and to perform its obligations hereunder and thereunder.  Circle K (or its applicable subsidiary) is duly qualified to do business and in good standing in each jurisdiction in which the ownership or leasing of any of the Properties or other Assets makes such qualification necessary, except for such failures to so qualify or be in such good standing that, alone or in the aggregate, would not reasonably be expected to have a material adverse effect (a "Material Adverse Effect") on the Assets.  The execution, delivery and performance of this Agreement and the ERA by Circle K have been duly authorized by all necessary action and no other proceedings on the part of Circle K are necessary to authorize the execution, delivery and performance of this Agreement or the ERA.  Each of this Agreement and the ERA has been duly executed and delivered by Circle K and constitutes the valid and binding obligation of Circle K, enforceable against Circle K in accordance with its terms.

4.2.No Violations; Required Consents.

(a)The execution, delivery and performance of this Agreement and the ERA by Circle K (including its applicable subsidiaries) do not and will not constitute or result in (i) a breach or violation of the certificate or articles of incorporation or organization, by-laws, operating agreement, partnership agreement or other constituent charter documents of Circle K (or such subsidiary) or (ii) assuming receipt of the consents and approvals referred to in Section 4.2(b), a breach or violation of, a default under, the acceleration of or the creation of any lien, security interest, mortgage, pledge, claim or other similar encumbrance (collectively "Liens") (with or without the giving of notice or the lapse of time) pursuant to, or any obligation, penalty or premium to arise or accrue under, any provision of any Assumed Contract or any material contract, agreement or instrument to which Circle K (or such subsidiary) is a party or by which any of them is bound or to which any of their respective properties or assets are subject, or any law, rule, ordinance or regulation or any judgment, decree, order, award or governmental or non-governmental permit to which Circle K (or such subsidiary) is subject.

(b)No notices, reports or other filings are required to be made by Circle K (or its applicable subsidiaries) with, and no consents, approvals or other authorizations are required to be obtained by Circle K (or such subsidiary) from, any governmental or regulatory authority or any individual, corporation, partnership, trust, limited liability company, association or other entity (as the case may be, a "person"), pursuant to any applicable laws, the Assumed Contracts or any material contract to which Circle K (or such subsidiary) is a party, in connection with the execution, delivery and performance of this Agreement or the ERA.

4.3.Warranty of Title.

Circle K owns all right, title and interest in and to all of the Assets, free and clear of all Liens, except for (a) the Dealer Agreements and other Assumed Contracts, (b) any Monetary Liens (all of which will be released at or prior to the Closing Date to the extent required pursuant to Section 3.2(c) hereof), (c) Liens on the Properties of the types described in Section 3.2(b) hereof, (d) for the Leased Properties, statutory Liens of landlords, (e) easements, rights of way, zoning ordinances, and other Liens, imperfections of title and defects reflected on the Title Commitments or the Surveys, in each case, that would not reasonably be expected to materially and adversely affect the title or use of the affected Property as a convenience store with retail fuel operations; and (f) other Liens that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect the title or use of the affected Property as a convenience store with retail fuel operations (collectively, "Permitted Liens").

4.4.The Properties.

(a)Exhibit A hereto accurately lists the commonly known addresses of the Properties.

(b)Except for the Dealer Agreements and other Assumed Contracts or as set forth in the Title Commitments, none of the Fee Properties is subject to any right of first refusal, option to purchase or other Contract which could reasonably be expected to impair Circle K's ability to sell or assign any of the Properties to CrossAmerica or which would bind CrossAmerica after the Closing.

(c)With respect to each lease by Circle K of a Leased Property, (i) such lease creates a valid leasehold interest in the premises purported to be leased thereunder, (ii) all rent and other required payments have been timely paid by Circle K, (iii) Circle K is in possession and quiet enjoyment of such premises and no other parties use or occupy such space (subject to the applicable Dealer Agreement and other Assumed Contracts), (iv) there is no material default under such lease either by Circle K or, to the Knowledge of Circle K, by any other party thereto, and (v) subject to any notice or required consent of the lessor, Circle K has the right to assign such lease to CrossAmerica hereunder and, upon such assignment, CrossAmerica will have all rights of the lessee thereunder for its own use and benefit for the remaining term of such lease and any renewals thereof.

(d)(i) Each Property complies in all material respects with all health, building, fire, safety and other applicable codes, ordinances and requirements, (ii) each Property is in compliance in all material respects with all applicable zoning requirements and the use of such Property is a permitted or legally established use under applicable zoning requirements, (iii) none of the Properties is subject to any condemnation or eminent domain proceeding and (iv) each Property is accessible through public or private easements or rights-of-way abutting or crossing such Property.

(e)Except as set forth in the Title Commitments, there are no outstanding mechanics' liens, or rights to claim a mechanics' lien in favor of any materialman, laborer, or any other person in connection with labor or materials furnished to Circle K or performed on any of the Properties by Circle K that will not have been fully paid for on or prior to the Closing Date.

(f)To Circle K's Knowledge, the environmental records posted to the Datasite or otherwise delivered or made available to CrossAmerica pursuant to the ERA do not omit any records, reports or information in Circle K's possession or control relating to the environmental condition of the Properties or their UST Systems. To Circle K’s Knowledge, there are no Environmental Liabilities at, related to or affecting the Properties that are not set forth in such environmental records.

(g)There are no Liens on any of the Properties attributable to taxes other than Liens for taxes not yet due and payable.

(h)The Properties and their related Improvements and Equipment (that are

Material Items of Equipment) are in all material respects structurally sound, in operating condition and repair and sufficient for the continued conduct of business at such Properties after the Closing in substantially the same manner as conducted immediately prior to the Closing.  None of the Excluded Assets are material to the operation of the Properties or other Assets.

4.5.Assumed Contracts.

Each of the Assumed Contracts is in full force and effect and enforceable in accordance with its terms against Circle K, and to the Knowledge of Circle K, is valid and binding on the other party or parties thereto, and in full force and effect and enforceable against such other parties thereto. There is no material breach or default under any such Dealer Agreement or Assumed Contract by either Circle K or, to the Knowledge of Circle K, by any other party thereto, and Circle K has no Knowledge of and has received no notice of the existence of any event or condition that constitutes or, after notice of lapse of time or both, would constitute, a material default by either Circle K or any other party under any such Dealer Agreement or Assumed Contract.

4.6.Compliance with Law; Litigation.

(a)Circle K (or its applicable subsidiary) has all material governmental or regulatory licenses, authorizations, permits, consents and approvals required to own, lease and operate the Properties and other Assets and conduct its business as currently owned and conducted (collectively, the “Permits”).  Circle K is in compliance in all material respects with (i) all Permits applicable to the Properties and the other Assets and (ii) all material laws, rules and regulations applicable to the Properties or the other Assets.

(b)(i) There is no action, suit or proceeding pending or, to the Knowledge of Circle K, threatened against or involving Circle K or the Properties or other Assets that is material to the Properties or other Assets and (ii) none of Circle K, the Properties or other Assets is subject to or bound by any judgment, decree, injunction or other order that, individually or in the aggregate, is material to the operation of the Properties or other Assets.

4.7.Taxes.

(a)(i) All material taxes attributable to the Assets that have become due and payable by Circle K have been timely paid in full, (ii) all material reports, returns, statements (including estimated reports, returns or statements), and other similar filings with respect to taxes attributable to the Assets (collectively, "Tax Returns") required to be filed by Circle K with respect to the Assets have been timely filed (taking into account all applicable extensions) with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed; (iii) such Tax Returns are true and correct in all material respects; (iv) there is not currently in effect any extension or waiver of any statute of limitations regarding the assessment or collection of any taxes attributable to the Assets, which period has not yet expired; and (v) there are no administrative proceedings or lawsuits pending or threatened with respect to any taxes attributable to the Assets by any taxing authority for which Circle K has received written notice.

(b)Circle K has complied with all withholding tax requirements and procedures relating to any of its employees working at the Properties and has withheld all necessary amounts from such employees and filed all necessary Tax Returns regarding employee income tax withholding and social security, unemployment taxes and all other payroll taxes in compliance with applicable laws and regulations and has made all required remittances in respect of such amounts withheld.

4.8.Financial Information; No Undisclosed Liabilities.

True, accurate and complete copies of the financial information regarding the Properties for the fiscal year ended April 28, 2019, and the fiscal three-month period ended July 28, 2019 have been provided to CrossAmerica prior to the date hereof and such financial information fairly and accurately presents in all material respects the fuel volume, merchandise sales, aggregate fuel margin and aggregate merchandise margin for the Properties for such periods.  Except as set forth in such financial information or the Diligence Report, the Properties are not subject to any material liability of a type required to be set forth on a balance sheet in accordance with United States generally accepted accounting principles (GAAP), other than immaterial current liabilities and obligations incurred in the ordinary course of business consistent with past practice since July 28, 2019. The financial projections for the Assets provided to the Conflicts Committee’s financial advisor were prepared in good faith and based upon assumptions and qualifications that management of Circle K considers to be reasonable under the circumstances.

4.9.No Brokers or Finders.

Other than Greenhill & Co. (the fees and expenses of which will be borne solely by Circle K), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Circle K or any of its affiliates.

ARTICLE  5

Representations and Warranties of CrossAmerica

CrossAmerica hereby represents and warrants to Circle K, as of the date hereof and as of the Closing Date, as follows:

5.1.Organization and Authority.

CrossAmerica is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own the Units and to carry on its business as now being conducted, to enter into this Agreement and the ERA and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the ERA by CrossAmerica have been duly authorized by all necessary action and no other proceedings on the part of CrossAmerica are necessary to authorize the execution, delivery and performance of this Agreement or the ERA.  Each of this Agreement and the ERA has been duly executed and delivered by CrossAmerica and constitutes the valid and binding obligation of CrossAmerica, enforceable against CrossAmerica in accordance with its terms.

5.2.No Violations; Required Consents.

(a)The execution, delivery and performance of this Agreement and the ERA by CrossAmerica do not and will not constitute or result in (i) a breach or violation of the certificate or articles of incorporation or organization, by-laws, operating agreement, partnership agreement or other constituent charter documents of CrossAmerica or (ii) assuming receipt of the consents and approvals referred to in Section 5.2(b), a breach or violation of, a default under, the acceleration of or the creation of any Lien (with or without the giving of notice or the lapse of time) pursuant to, or any obligation, penalty or premium to arise or accrue under, any provision of any material Contract, agreement or instrument to which CrossAmerica is a party or by which CrossAmerica is bound or to which any of its properties or assets are subject, or any law, rule, ordinance or regulation or any judgment, decree, order, award or governmental or non-governmental permit to which CrossAmerica is subject.

(b)Except for the Credit Agreement Approvals and customary Permits necessary to own and operate the Properties and the UST Systems after the Closing, no notices, reports or other filings are required to be made by CrossAmerica with, and no consents, approvals or other authorizations are required to be obtained by CrossAmerica from, any governmental or regulatory authority or other person, pursuant to any applicable laws or any material contract to which CrossAmerica is a party, in connection with the execution, delivery and performance of this Agreement or the ERA.

5.3.Warranty of Title.

CrossAmerica owns all right, title and interest in and to all of the CST Fuel Supply Units, free and clear of all Liens other than (a) restrictions on transfer arising under applicable securities laws and (ii) the applicable terms and conditions of the Agreement of Limited Partnership of CST Fuel Supply, dated January 1, 2015, as amended (as so amended, the “Partnership Agreement”).

5.4.No Brokers or Finders.

Except for the fees and expenses of Evercore Group, L.L.C., financial advisor to the Conflicts Committee (the fees and expenses of which shall be paid solely by CrossAmerica), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CrossAmerica or any of its affiliates.

ARTICLE  6

Covenants

6.1.Conduct Pending Closing.

(a)Prior to the Closing Date, Circle K shall, and shall cause its subsidiaries to (in each case, except to the extent that the applicable matter is the responsibility of any applicable Dealer), (i) maintain the Properties and other Assets in working condition and repair and covered by existing policies of insurance; (ii) comply in all material respects with (y) all applicable laws relating to the Properties and other Assets and (z) all Assumed Contracts; (iii) collect its accounts receivable and pay its accounts payable in the ordinary and usual course consistent with past practice; (iv) operate the Properties in the ordinary course of business, consistent with their operations for the 12-month period prior to the date hereof, (v) preserve intact its goodwill and relationships with Dealers and other parties having business dealings with respect to the Properties or other Assets and (vi) not take, directly or indirectly, any of the following actions with respect to the Assets unless CrossAmerica otherwise consents in writing or as required by applicable law:

(A)sell, lease or otherwise dispose of any of the Properties or other Assets, or cause or permit any Lien to exist on any of the Properties or other Assets (except Permitted Liens);

(B)make any capital expenditures at the Properties or enter into any contract to do so in excess of $25,000 per Property;

(C)assign, delegate, amend, terminate or permit to lapse, any of the Assumed Contracts (or take any action that would give the other party to such Assumed Contract the right to terminate) or waive any material default by, or release, settle or compromise any material claim against, any other party thereto;

(D)terminate or permit the lapse of any Permit necessary for its ownership or operation of any of the Properties or other Assets; or

(E)settle any claims, demands, lawsuits or proceedings relating to the Properties or other Assets.

(b)Prior to the Closing Date, Circle K shall (i) confer with CrossAmerica on a regular basis to keep it informed with respect to operational matters of a material nature relating to the Assets and to report the general status of the ongoing operations of the Properties, (ii) give prompt notice to CrossAmerica of any communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (iii) give prompt notice to CrossAmerica of (x) any event or circumstance that would reasonably be expected to have a material adverse effect on the Properties or other Assets, (y) a default or alleged default by Circle K under any Assumed Contract or (z) any alleged violations of applicable laws concerning the Properties or other Assets received after the date of this Agreement by Circle K from any governmental authority.

(c)Prior to the Closing, CrossAmerica shall not sell, assign, transfer or otherwise dispose of any of the CST Fuel Supply Units, or cause or permit any Lien to exist on any of such CST Fuel Supply Units.

6.2.Appropriate Action; Consents.

Each of the Parties agrees to cooperate and respectively use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to cause the conditions to the Closing to be satisfied by such Party and to consummate and make effective the transactions contemplated by this Agreement, and (b) make all necessary filings, give all notices and obtain from any governmental or regulatory authorities or third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by such Party in order to consummate and thereafter make effective the transactions contemplated hereby as promptly as practicable. Without limitation of the foregoing, each Party shall submit applications for all necessary licenses and permits as promptly as practicable after the date of this Agreement and, where permitted by applicable law and regulations, will use its commercially reasonable efforts to apply for temporary licenses or permits to the extent necessary to avoid any delay in Closing.  To the extent that any liquor licenses or other licenses or permits have not been effectively issued to CrossAmerica at the Closing Date, then to the extent permitted by applicable law, Circle K agrees to allow CrossAmerica to operate the applicable Property under Circle K’s licenses and permits for a period of up to 180 days after the Closing Date at no additional cost, and if requested by Circle K prior to the Closing Date, the Parties shall enter into a written management agreement to the foregoing effect and otherwise in customary form.

6.3.Further Assurances.

At any time and from time to time after the Closing, each Party shall (and shall cause its subsidiaries to), at the reasonable request of the other Party and without further consideration, promptly execute and deliver any further deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as the other Party or its counsel may reasonably request in order to more effectively transfer, convey, assign and deliver to the other Party, and to place the other Party in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in the other Party all right, title and interest in, to and under the Assets or the CST Fuel Supply Units (as applicable) to be acquired by it hereunder, or to otherwise carry out the intents and purposes of this Agreement.  In the case of rights relating to the Assets (including, without limitation, under any Assumed Contract) that cannot be transferred effectively without the consent of third parties, Circle K shall use its commercially reasonable efforts to obtain each such consent and, if such consent has not been obtained at or prior to the Closing, except in the case of the Dealer Agreements (which are addressed in Section 2.1), to provide CrossAmerica with all of the claims, rights and benefits thereof following the Closing (including by means of any subcontracting, sublicensing or subleasing arrangement) during the respective terms thereof and until such consent has been obtained.

6.4.Like-Kind Exchange.

CrossAmerica agrees to (a) cooperate with Circle K to permit Circle K to acquire replacement real property in exchange for the Fee Properties in a tax-deferred exchange meeting the requirements of Section 1031 of the Code (an "Exchange"), and (b) to accept performance by other parties to any such Exchange; provided, however, that (i) Circle K shall bear any and all costs incurred by CrossAmerica on account of any such Exchange, (ii) CrossAmerica shall not suffer any additional risk or liability on account of any such Exchange, (iii) Circle K shall indemnify and hold CrossAmerica harmless from any such additional costs, risks or liabilities including, without limitation, taxes and closing costs, and any other Losses (as hereinafter defined) that CrossAmerica may incur as a result of such Exchange, and (iv) any such Exchange shall not delay or hinder the effective consummation of the transactions contemplated by this Agreement.  Notwithstanding any transfer or conveyance by a third party pursuant to an Exchange, all representations and warranties made herein with respect to any exchange parcel shall be deemed made and given by Circle K.

6.5.Public Announcements.

Neither Party hereto shall issue any public announcement, report, statement or press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby without the prior consent of the other Party, except as otherwise required by law or the rules of any applicable securities exchange.

6.6Landlord Estoppel Certificates.

Circle K shall: (a) obtain estoppel certificates, in a form reasonably acceptable to CrossAmerica or in such other form as may be required pursuant to the applicable lease, from all landlords of the Leased Properties which lease documents require such landlords to provide an estoppel certificate, and (b) use commercially reasonable efforts to obtain such estoppel certificates from all other landlords of the Leased Properties which lease documents do not require such landlords to provide an estoppel certificate (collectively, the “Landlord Estoppel Certificates”). Circle K shall be responsible for all out-of-pocket third party fees, costs and expenses incurred by Circle K in connection with its attempts to obtain the Landlord Estoppel Certificates.

6.7Dealer Non-Solicit.

(a)During the Restricted Period (as defined below), Circle K shall not, directly or indirectly, without the prior written consent of CrossAmerica, solicit, request, advise, induce or attempt to induce any Dealer to (i) terminate (or fail to renew) any Dealer Agreement with respect to any location listed on Exhibit B (each location being a “Restricted Location”) or other agreement in effect between such Dealer and CrossAmerica with respect to such Restricted Location, (ii) violate or default under the terms of any Dealer Agreement or other agreement in effect between such Dealer and CrossAmerica with respect to such Restricted Location, (iii) withdraw, curtail or cancel any of such Dealer’s purchases or other activities pursuant to such Dealer Agreement or other agreement with CrossAmerica known to Circle K with respect to such Registered Location, or (iv) enter into, or negotiate, discuss or seek to enter into, any agreement, arrangement or understanding between such Dealer and Circle K or its Affiliates with respect to (x) the leasing by such Dealer of any Restricted Location or (y) the purchase by such Dealer of branded or unbranded fuel from Circle K or its affiliates (or from any other Person other than CrossAmerica and its Affiliates) for resale at such Restricted Location.

(b)As used herein, "Restricted Period" means, with respect to each Dealer at each Restricted Location, a period commencing on the Closing Date and expiring on the later to occur of (i) the fifth (5th) anniversary of the Closing Date and (ii) the date on which the applicable Dealer Agreement between such Dealer and the Partnership (or Subsidiary of the Partnership) terminates or expires (excluding any extension of the term thereof in effect as of the Closing Date).

ARTICLE  7

Indemnification

7.1.Indemnification by Circle K.

From and after the Closing, Circle K shall indemnify and hold harmless CrossAmerica and its affiliates and each of their respective directors, officers, partners, stockholders, managers, members, representatives, employees and agents (collectively, the "CrossAmerica Indemnified Parties"), from and against any liability, loss, damage, judgment, fine, penalty, demand, settlement, claim, cost or expense (including, without limitation, expenses of investigation and defense and reasonable fees and disbursements of counsel), Liens (except Permitted Liens) or other obligations of any nature whatsoever (collectively, "Losses"), incurred by any of them and arising out of, relating to or resulting from:

(a)any breach or inaccuracy in any representation or warranty by Circle K (or its applicable subsidiary) set forth in this Agreement (or any certification contained in a certificate delivered pursuant to this Agreement) (without, in each case, giving effect to any materiality or Material Adverse Effect qualifiers);

(b)any breach by Circle K (or its applicable subsidiary) of any of its covenants or agreements set forth in this Agreement;

(c)any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising from acts, omissions, events or other conditions that occurred or existed with respect to any of the Properties or other Assets at any time prior to the Closing Date for such Property or Asset (whether commenced before or after the Closing Date and whether or not disclosed in the Diligence Report);

(d)the Excluded Assets; or

(e)the Excluded Liabilities.

7.2.Indemnification by CrossAmerica.

From and after the Closing, CrossAmerica shall indemnify and hold harmless Circle K and its affiliates and each of their respective directors, officers, partners, stockholders, managers, members, representatives, employees and agents (collectively, the "Circle K

Indemnified Parties"), from and against any Losses incurred by any of them and arising out of, relating to or resulting from:

(a)any breach or inaccuracy in any representation or warranty by CrossAmerica set forth in this Agreement (or any certification contained in a certificate delivered pursuant to this Agreement) (without, in each case, giving effect to any materiality qualifiers);

(b)any breach by CrossAmerica of any of its covenants or agreements set forth in this Agreement; or

(c)the Assumed Liabilities.

7.3.Certain Limitations.

(a)The indemnification obligations of Circle K under Section 7.1(a) shall not apply to the first $[**] of Losses referred to therein, except to the extent that such Losses may be incurred by virtue of or result from fraud or from any breach by Circle K of its representations and warranties set forth in Sections 4.1, 4.2 or 4.3 (collectively, "Circle K's Fundamental Representations"). The aggregate indemnification obligations of Circle K under Section 7.1(a) shall not exceed $[**]; provided however, that the foregoing limitation shall not apply to Circle K's indemnification obligations under the ERA or to any Losses that may be incurred by virtue of or result from fraud or intentional misrepresentation or any breach of Circle K's Fundamental Representations.

(b)The indemnification obligations of CrossAmerica under Section 7.2(a) shall not apply to the first $[**] of Losses referred to therein, except to the extent that such Losses may be incurred by virtue of or result from fraud or from any breach by CrossAmerica of its representations and warranties set forth in Sections 5.1, 5.2 or 5.3 (collectively, "CrossAmerica's Fundamental Representations").  The aggregate indemnification obligations of CrossAmerica under Section 7.2 shall not exceed $[**]; provided however, that the foregoing limitation shall not apply to CrossAmerica's indemnification obligations under the ERA or to any Losses that may be incurred by virtue of or result from fraud or intentional misrepresentation or any breach of CrossAmerica's Fundamental Representations.

(c)The indemnification obligations of the Parties under Section 7.1(a) and Section 7.2(a) shall terminate on the date that is 18 months after the Closing Date; provided, however, that with respect to any claim for indemnification that is asserted or made on or prior to such date, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim; further provided, that the indemnification obligations of the Parties (i) under Sections 7.1 (c), (d) or (e) or Section 7.2(c) or the ERA or (ii) with respect to Losses that may be incurred by virtue of or result from actual fraud or intentional misrepresentation or any breach by Circle K of Circle K's Fundamental Representations or by CrossAmerica of CrossAmerica's Fundamental Representations, in each case shall continue in full force and effect thereafter until the expiration of the applicable statute of limitations; and further provided, that the indemnification obligations of the Parties under Section 7.1(b) and Section 7.2(b) shall survive for the period provided in such covenants and agreements, if any, or until fully performed (other than covenants and agreements that, by their terms, are to be performed in their entirety prior to the Closing, which shall terminate at the Closing).

(d)The amount of any Loss subject to indemnification hereunder shall be reduced by the amount of any insurance proceeds or any indemnity, contribution or other payment actually recovered by the Indemnified Party (as defined below) from any third party, in each case net of actual costs of recovery, including the amount of any deductible required to be paid by the Indemnified Party.  In the event that any insurance proceeds or other indemnity, contribution or other payment is recovered by an Indemnified Party with respect to any Losses for which the Indemnified Party has previously been indemnified pursuant to this Article 7, the Indemnified Party will promptly refund the amount of such recovery to the Indemnifying Party (net of actual costs of recovery, including the amount of any deductible required to be paid by the Indemnified Party as provided for above).

(e)The amount of any Losses incurred in connection with any breach by a Party of its representations and warranties herein shall be calculated without giving effect to any qualifications or limitations as to "materiality" or "Material Adverse Effect" or similar phrases set forth in such representations and warranties (each, a "Materiality Qualifier").

(f)An Indemnified Party may seek indemnification hereunder only for actual out-of-pocket Losses actually incurred by such Indemnified Party (other than in the event of fraud or intentional misrepresentation), and in no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, imputed, consequential, incidental or indirect damages, lost profits or punitive, special or exemplary damages and, in particular, no "multiple of profits" or "multiple of cash flow", "multiple of EBITDA" or similar valuation methodology shall be used in calculating the amount of any Losses; provided, however, that this Section 7.3(f) shall not limit an Indemnified Party’s right to indemnification hereunder for any such Losses to the extent (i) such Indemnified Party is required to pay such Losses to a third party in connection with a matter for which such Indemnified Party is otherwise entitled to indemnification hereunder or (ii) such Losses result from fraud or intentional misrepresentation

7.4.Defense or Prosecution of Claims.

As promptly as practicable after its discovery of grounds for a claim for indemnification hereunder, the applicable Circle K Indemnified Party or CrossAmerica Indemnified Party seeking indemnification (as applicable, the "Indemnified Party") shall deliver a written claim for indemnification to the indemnifying party or parties (as the case may be, the "Indemnifying Party"), specifying in reasonable detail the basis therefor and, if known, the amount, or an estimate of the amount, of the indemnifiable Losses arising therefrom; provided, however, that the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party’s failure to give such notice. Thereafter, the Indemnified Party shall provide to Indemnifying Party all material information and documentation reasonably available to it to support and verify such claim. If the facts giving rise to a claim for indemnification hereunder arise out of a claim or demand made by any person other than the Indemnified Party or its affiliates (including, without limitation, any governmental or regulatory authority, a "Third Party"), or if in response to any such claim or demand there is any claim or demand made against a Third Party (any such claim or demand by or against a Third Party being a "Third Party Claim"), then the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within 15 days after the Indemnified Party has provided the Indemnifying Party with notice of such Third Party claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses subject to indemnification hereunder which the Indemnified Party incurs, arising out of the Third Party Claim, (ii) such claim involves only money damages and does not seek an order, injunction or other equitable relief against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that there is not a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in the defense or prosecution of such claim, and (iv) the Indemnifying Party conducts defense of the Third Party Claim actively and diligently. After any assumption of the defense or prosecution of any claim by the Indemnifying Party, the Indemnified Party shall have the right, but not the obligation, to participate in the defense or prosecution of such claim but the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense or prosecution thereof; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel for the Indemnified Party if (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) counsel for the Indemnifying Party reasonably determines that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) there are defenses to such claim or proceeding that are only available to the Indemnified Party.  In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts upon the reasonable request of such other party to cooperate in the defense or prosecution thereof and shall furnish such records and information and attend such proceedings as may be reasonably requested in connection herewith. The Indemnifying Party shall have no indemnification obligations with respect to any claim that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed), other than any claim or demand as to which the Indemnifying Party (y) shall not have assumed the defense or prosecution thereof or (z) fails to timely defend, contest or otherwise protect the Indemnified Party. Similarly, the Indemnifying Party shall not settle any indemnifiable claim or demand without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), unless the settlement will be fully satisfied by payment of money by the Indemnifying Party, results in the full and general release of the Indemnified Parties from all liabilities relating to the claim, and involves no finding or admission of any violation of law or the rights of any person or state of fault on the part of any Indemnified Party.

7.5.Exclusive Remedy.

The rights of indemnification set forth in this Article 7 shall be the sole and exclusive remedy available to any Indemnified Party for any Losses incurred by it after the Closing as a result of any breach of the representations, warranties, covenants and agreements set forth in this Agreement or otherwise in connection with the transactions contemplated hereby; provided, however, that (a) the foregoing limitation shall not apply to any Losses that may be incurred by virtue of or result from fraud or intentional misrepresentation and (b) this Section 7.5 shall not preclude or limit either Party from exercising all available remedies in the event of any breach by the other Party of any of its covenants to be performed after the Closing.

ARTICLE  8

Conditions

8.1.Conditions to Obligations of Circle K.

The obligations of Circle K to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by Circle K:

(a)Compliance.  Each of the representations and warranties of CrossAmerica contained in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, and (ii) that are qualified by materiality shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date. CrossAmerica shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)Consents and Approvals.  All material consents, approvals, Permits and authorizations required to be obtained by CrossAmerica from any governmental or regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained (as the case may be), in each case on terms and conditions reasonably satisfactory to Circle K.

(c)No Order. No litigation or other legal proceeding shall have been instituted or threatened, and no governmental or regulatory authority, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which, in either case, is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or unenforceable in any respect, or otherwise prohibits, restrains or hinders consummation of the transactions contemplated hereby or that challenges the validity or enforceability of this Agreement (collectively, an "Order").

(c)Closing Deliveries.  Circle K shall have received duly executed copies of each of the documents to be delivered by CrossAmerica at the Closing pursuant to Section 2.4(b).

(d)Corporate Proceedings. All legal details and corporate and other proceedings in connection with the transactions to be consummated at the Closing shall have been taken, all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to Circle K and its counsel, and Circle K and its counsel shall have received all counterpart originals or certified or other copies of such documents as Circle K shall reasonably require.

8.2.Conditions to Obligations of CrossAmerica.

The obligations of CrossAmerica to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by CrossAmerica:

(a)Compliance. Each of the representations and warranties of Circle K contained in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, and (ii) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date. Circle K shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)Consents and Approvals. All material consents, approvals, Permits and authorizations required to be obtained by Circle K from any governmental or regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained (as the case may be); and Circle K shall have obtained all material consents to consummation of the transactions contemplated hereby of the persons listed in the applicable Diligence Reports, in each case on terms and conditions reasonably satisfactory to CrossAmerica, which shall be in full force and effect on the Closing Date and copies thereof shall have been provided to CrossAmerica at Closing.

(c)No Order.  There shall be no Order.

(d)Closing Deliveries. CrossAmerica shall have received duly executed copies of each of the documents to be delivered by Circle K at the Closing pursuant to Section 2.4(a). In addition, CrossAmerica shall have received the Title Policies with respect to the Properties in form and substance reasonably satisfactory to CrossAmerica.

(e)Diligence Report. CrossAmerica shall have received the Diligence Report in compliance with Section 3.6.

(f)Partnership Proceedings. All legal details and corporate and other proceedings in connection with the transactions to be consummated at the Closing shall have been taken, all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to CrossAmerica and its counsel, and CrossAmerica and its counsel shall have received all counterpart originals or certified or other copies of such documents as CrossAmerica shall reasonably require.

(g)Title Conditions Satisfied.  At the time of the Closing, the Title Company shall be prepared and unconditionally willing to issue the Title Policies to CrossAmerica, in form and content as agreed between the Title Company and CrossAmerica before the Closing Date, subject only to the Permitted Liens, and subject only to recordation of the Deeds, payment of its title premiums at regular rates, and the Closing occurring.

(h)Credit Agreement Waivers. CrossAmerica shall have obtained waivers of default under, or an amendment of, the Credit Agreement, dated as of April 1, 2019, among CrossAmerica, as borrower, Lehigh Gas Wholesale Services, Inc., as borrower, certain domestic subsidiaries of CrossAmerica and Lehigh Gas Wholesale Services, Inc. from time to time party thereto, as guarantors, the lenders from time to time party thereto, and Citizens Bank, N.A., as administrative agent, swing line lender and L/C issuer, as amended from time to time, required in connection with the transactions contemplated by this Agreement, from the administrative agent named therein and the required other lenders party thereto (the “Credit Agreement Waivers”), which shall remain in full force and effect on the Closing Date.

ARTICLE  9

Termination

9.1.Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)by the mutual written consent of Circle K and CrossAmerica;

(b)by Circle K or CrossAmerica, if the Closing shall not have occurred on or before the date that is 120 days after the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached or otherwise failed to perform its obligations under this Agreement in any material respect that has contributed to the failure to consummate the Closing on or before such date;

(c)by Circle K, if there shall have been any breach by CrossAmerica of any of its representations, warranties, covenants and agreements set forth herein, which breach, (i) either individually or in the aggregate, if occurring or continuing on the Closing Date, would render impossible the satisfaction of any of the conditions set forth in Section 8.1 hereof and such breach is incapable of being remedied or (ii) if such breach is capable of being remedied, has not been remedied within 15 days after Circle K delivers written notice of such breach to CrossAmerica (any such written notice to refer specifically to this Section 9.1(c) and to describe such breach in reasonable detail); or

(d)by CrossAmerica, if there shall have been any breach by Circle K of any of its representations, warranties, covenants and agreements set forth herein, which breach (i) either individually or in the aggregate, if occurring or continuing on the Closing Date, would render impossible the satisfaction of any of the conditions set forth in Section 8.2 hereof and such breach is incapable of being remedied or (ii) if such breach is capable of being remedied, has not been remedied within 15 days after CrossAmerica delivers written notice of such breach to Circle K

(any such written notice to refer specifically to this Section 9.1(d) and to describe such breach in reasonable detail).

9.2.Procedure and Effect of Termination.

(a)In the event of termination of this Agreement pursuant to this Article 9, the terminating Party shall forthwith give written notice thereof to the other Party and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by either of the Parties.

(b)If this Agreement is terminated as provided herein, neither Party shall have any liability or further obligation hereunder to the other Party, except as provided in Section 10.3 and except that nothing herein will relieve either Party from liability (i) for any breach of this Agreement which occurred prior to or in connection with such termination or (ii) for any intentional or willful and material breach of this Agreement by such Party, and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, whether arising at law or in equity, shall be preserved.

ARTICLE  10

Miscellaneous and General

10.1.Knowledge of the Parties.

For the purposes of this Agreement, the terms "Know", "Known", "Knowledge" and all similar phrases mean, with reference to each Party, the actual knowledge of the individuals listed under the name of such Party on Schedule 10.1 hereto, in each case based upon a reasonable inquiry of the employees of such Party who have primary responsibility for the matter in question and a reasonable review of the books and records relating to the matter in question.

10.2.Payment of Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise explicitly set forth herein, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

10.3.Survival.

The representations and warranties of the Parties set forth in Article 4 and Article 5 shall survive the Closing as set forth in Article 7. The agreements of the Parties contained in Articles 1, 2, 3, 6, 7 and this Article 10 shall survive the Closing, subject to Section 7.3(c).  The agreements of the Parties contained in Sections 9.2 and this Article 10 shall survive any termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the Closing or termination of this Agreement.

10.4.Entire Agreement; Assignment; Etc.

This Agreement and the ERA (including the Exhibits and Schedules hereto and thereto) constitute the entire agreements, and supersede all other agreements, understandings, representations and warranties, both written and oral, between the Parties with respect to the subject matter hereof, and shall not be assignable by operation of law or otherwise and (except as provided in Article 7 with respect to the Indemnified Parties) are not intended to create any obligations to, or rights in respect of, any persons other than the Parties; provided, however, that, at any time prior to the Closing, upon written notice to the other Party hereto, either Party may assign all or any part of its rights and obligations hereunder to any wholly owned subsidiary or commonly owned affiliate of such Party and, in the event of any such assignment, the assigning Party shall nevertheless remain fully responsible for all obligations of such Party hereunder.

10.5.Captions.

The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

10.6.Severability.

If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

10.7.Modification or Amendment.

The Parties hereto may modify, waive or amend any material term of this Agreement only by a written instrument duly executed and delivered by each Party hereto.

10.8.Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the next business day if delivered by overnight courier, on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the Parties at the following addresses, or on the date sent and confirmed by electronic transmission to the email address specified below (or at such other address for a party as shall be specified by notice given in accordance with this Section):

(a)If to Circle K, to:

Circle K Stores Inc.

1100 Situs Court, Suite 100

Raleigh, North Carolina 27606

Attention:  Alex Miller

email:  tmiller3@CircleK.com

(b)If to CrossAmerica, to:

CrossAmerica Partners LP

645 West Hamilton Street, Suite 500

Allentown, Pennsylvania 18101

Attention:  Joseph V. Topper, Jr.

No provision of this Agreement, including this Section, shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including such arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

10.9.Failure or Delay Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10.Governing Law.

THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

10.11.Consent to Jurisdiction.

Each Party irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Party of the name and address of such agent and (ii) to the fullest extent permitted by law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by law, service made pursuant to subsection (b)(i) or (ii) shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE "DELAWARE COURTS") FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.12.Counterparts.

This Agreement may be executed in the original or by telecopy or electronic transmission of a .pdf file containing an executed signature page, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

10.13.Time is of the Essence.

The Parties hereby agree that time is of the essence with respect to the performance of each of the Parties’ obligations under this Agreement and, upon the terms and subject to the conditions set forth herein, the Parties shall consummate and thereafter make effective the transactions contemplated hereby as promptly as practicable after the closing of the transactions contemplated by the SPA.

10.13.Specific Performance of Covenants; Money Damages.

The Parties acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, the Parties will not have an adequate remedy at law for monetary damages and will be irreparably damaged in the event that (i) the Closing fails to occur, or is rendered incapable of occurring, as a result any other Party’s breach of any term of this Agreement, or (ii) a Party otherwise fails to perform any of its covenants or agreements set forth in this Agreement and, therefore, the Parties agree that each Party, as the case may be, shall be entitled to specific enforcement of the terms of this Agreement to compel the other Party to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations hereunder, subject to the terms and conditions of this Agreement. Without limiting the foregoing, if a court of competent jurisdiction declines to specifically enforce any covenant of a Party set forth in this Agreement, the Parties acknowledge and agree that the other Party shall have the right to pursue claims for damages (which damages shall not be limited to reimbursement of expenses or out of pocket costs and shall include damages based on loss of the economic benefits of the transactions contemplated by this Agreement) for any breach of such covenant.

[REMAINDER  OF  PAGE  INTENTIONALLY  LEFT  BLANK;

SIGNATURES  APPEAR  ON  FOLLOWING  PAGE]

IN WITNESS WHEREOF, this Exchange Agreement has been duly executed and delivered by the duly authorized officers of each of the parties hereto as of the date first written above.

CIRCLE K STORES INC.

By __/s/ Darrell Davis__________________

      Name:   Darrell Davis

      Title:     Executive Vice President Operations,

        North America

CROSSAMERICA PARTNERS LP

By CROSSAMERICA GP LLC,

Its General Partner

By __/s/ Gerardo Valencia_______________

      Name:   Gerardo Valencia

      Title:     President and Chief Executive Officer

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit ACODO Properties

Exhibit BDealer Properties

Exhibit CAllocated Value

SCHEDULES

Schedule 2.4(a)(ii)Form of Lease Assignment

Schedule 2.4(a)(iii)Form of Bill of Sale

Schedule 2.4(a)(v)Form of Contract Assignment

Schedule 2.4(a)(viii)Form of Circle K Closing Certificate

Schedule 2.4(b)(vi)Form of CrossAmerica Closing Certificate

Schedule 2.4(b)(i)Form of Assignment of Units

Schedule 10.1Individuals Having Knowledge